Exhibit 99.1

CONFIDENTIAL

Natural Grocers by Vitamin Cottage Announces First Quarter Fiscal 2013 Results

Lakewood, Colorado, January 31, 2013. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for the first quarter of fiscal year 2013 ended December 31, 2012 and updated its outlook for fiscal year 2013.

An Introduction

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. (NGVC) and its subsidiaries (collectively, the Company) in conformity with U.S. generally accepted accounting principles (GAAP), the Company has presented selected first quarter of fiscal year 2012 results on a pro forma basis to reflect the purchase of the 45% noncontrolling interest in Boulder Vitamin Cottage Group, LLC (BVC), which owned five stores in Colorado.

Pro forma adjusted financial results and EBITDA are non-GAAP financial measures.  The Company describes the use of these non-GAAP financial measures at the end of this earnings release.  In addition, reconciliations of GAAP measures to adjusted results and EBITDA are presented in schedules to this earnings release.

Highlights for First Quarter Fiscal 2013 compared to First Quarter Fiscal 2012

•                  Net sales increased 28.1% to $95.8 million

•                  Comparable store sales increased 12.9%

•                  Net income attributable to NGVC increased 124.3% to $2.2 million with diluted earnings per share of $0.10

•                  Net income attributable to NGVC increased 91.5% to $2.2 million for the first quarter of fiscal year 2013 compared to pro forma net income attributable to NGVC (which illustrates net income as if the Company owned 100% of BVC for the first quarter of fiscal year 2012)

•                  EBITDA increased 57.5% to $6.8 million

“We are pleased to announce another strong quarter of both sales and earnings growth while remaining focused on our five founding principles,” stated Kemper Isely, Co-President.

Operating Results

During the first quarter of fiscal 2013, net sales increased 28.1% over the same period in fiscal 2012 to $95.8 million, due to an increase of $11.3 million in sales from new stores and a 12.9% increase in comparable store sales. Comparable store transaction count increased 8.3% quarter over quarter. Mature store sales increased 8.1%, quarter over quarter. For fiscal 2013, mature stores include all stores open during or before 2008.

Gross profit during the first quarter of fiscal 2013 increased 28.9% over the same period in fiscal 2012 to $27.8 million. Gross profit reflects earnings after both product and occupancy costs. Gross margin increased ten basis points to 29.0%, quarter over quarter, driven by a product margin increase across all departments, partially offset by a shift in department sales mix and a decrease in product margin for bulk products due to increased production costs as a result of the relocation to a larger bulk food repackaging and distribution center in September 2012. Occupancy costs as a percentage of sales were relatively flat due to new stores that were accounted for as capital lease finance obligations. In the first quarter of fiscal 2012, all of the Company’s leases were accounted for as operating leases with rent expense included in occupancy costs. During the first quarter of fiscal 2013, four of the Company’s new stores were accounted for as capital lease finance obligations. For leases accounted for as capital lease finance obligations, the Company does not record straight-line rent expense in cost of goods sold and occupancy costs, but rather rental payments per the lease terms are recognized as a reduction of the capital lease finance obligation and as interest expense. If these leases had qualified as operating leases the straight-line rent expense would have been included in occupancy costs, and the Company’s cost of goods sold and occupancy costs as a percentage of sales would have increased approximately 20 basis points and interest expense would have decreased approximately 20 basis points as a percentage of sales.

Store expenses as a percentage of sales for the first quarter of fiscal 2013 decreased to 21.1% from 22.0% during the same period in fiscal 2012. The decrease was primarily driven by a decrease in salary related expenses at comparable stores, partially offset by an increase in salary related expenses at new stores, all as a percentage of related sales.

Administrative and pre-opening and relocation expenses as a percentage of sales each decreased ten basis points, quarter over quarter. The decrease in administrative expenses as a percentage of sales was a result of the Company’s ability to support additional store investments and sales without proportionate investments in additional overhead.

Interest expense during the first quarter increased $80,000 over the same period in fiscal 2012 due to an increase in interest expense associated with the four new stores that were accounted for as capital lease finance obligations partially offset by a decrease in interest expense due to the payoff of the term loan and all outstanding amounts under the revolving credit facility in July 2012.

As a result of the purchase of the remaining noncontrolling interest in BVC in July 2012, income from the five BVC stores is included in net income and there was no net income attributable to noncontrolling interest in the first quarter of fiscal year 2013. The prior comparable quarter included $270,000 of net income attributable to noncontrolling interest.

Net income attributable to NGVC increased to $2.2 million, a 124.3% increase compared to the same period in fiscal 2012. Net income attributable to NGVC increased 91.5% compared to pro forma net income attributable to NGVC in the first quarter of fiscal year 2012.

EBITDA increased $2.5 million or 57.5%, to $6.8 million or 7.1% of sales compared to $4.3 million or 5.8% of sales in the same period in fiscal 2012. The new stores that were accounted for as capital lease finance obligations rather than being reflected as operating leases increased EBITDA as a percentage of sales by approximately 30 basis points, due to the impact on cost of goods sold and occupancy costs as discussed above as well as occupancy costs that would have been included in pre-opening expenses prior to the stores opening date if these leases had been accounted for as operating leases.

Balance Sheet and Cash Flow

During the first quarter, the Company generated $2.3 million in cash from operations and invested $8.8 million in capital expenditures, primarily for new stores.

The Company ended the first quarter with $10.3 million in cash and cash equivalents and $1.9 million in available for sale securities, as well as $15.0 million available under the revolving credit facility.

The Company was deemed to be the owner during the construction period for five build to suit store locations. Two opened during the fourth quarter of fiscal year 2012, two opened during the first quarter of fiscal year 2013, and one is scheduled to open during the second quarter of fiscal year 2013. In addition, the Company has two stores which are accounted for as capital leases. One opened during the second quarter of fiscal 2013 and one is planned to open during the second quarter of fiscal 2013.

Growth and Development

During the first quarter of fiscal 2013, the Company opened two new stores, bringing the total store count to 61 stores located in 12 states.

The Company plans to open 12 stores in fiscal year 2013 and expects to relocate one and remodel two existing stores. On January 22, 2013 the Company opened its first store of the second quarter in Denton, TX.

The Company has signed leases for five stores scheduled to open in fiscal year 2013 in Omaha, NE; Lubbock, TX; Medford and Salem, OR; and Kalispell, MT.

Outlook Fiscal Year 2013

The following table provides information on the Company’s updated fiscal year 2013 outlook.

	Prior Fiscal 2013 Outlook	Current Fiscal 2013 Outlook		Q1 FY’13 Actual
Number of new stores	12			2
Number of remodels/relocations	3			—
Comparable store sales growth	7.5% to 8.5%	8.0% to 9.0%	(1)	12.9%
EBITDA percent of sales	7.0% to 7.2%	7.2% to 7.4%	(2)	7.1%
Net income percent of sales	2.5% to 2.7%			2.3%
Diluted earnings per share	$0.46 to $0.49			$0.10
Capital expenditures	$25 to $30 mil			$8.8 mil (3)

(1)         Reflects the first quarter of fiscal 2013 increase in comparable store sales growth.

(2)         The EBITDA percent of sales increase is primarily driven by three stores, which open in the second quarter of fiscal 2013, two will be accounted for as capital leases and one is accounted for as a capital lease finance obligation.

(3)         Includes $5.0 million of capital expenditures for assets acquired as of September 30, 2012 but paid during the first quarter of fiscal 2013. These assets acquired included new stores and the relocation of the bulk food repackaging and distribution center.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is US: 1-800-860-2442; Canada: 1-866-605-3852 or international: 1-412-858-4600. The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements whose products must meet strict quality guidelines.

Grocery products may not contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils. Natural Grocers’ flexible small-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has over 60 stores in 12 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those described in the forward-looking statements because of factors such as our industry, business strategy, goals and expectations concerning our market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, other financial and operating information and other risks detailed in the Company’s Form 10-K for the year-ended September 30, 2012, as amended by Form 10-K/A (From 10-K). The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our Form 10-K, copies of which may be obtained by contacting investor relations at 303-986-4600 or by visiting our website at http://Investors.NaturalGrocers.com.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

	Three months ended December 31,
	2012	2011
Net sales	$95,831,348	74,838,619
Cost of goods sold and occupancy costs	67,994,500	53,239,410
Gross profit	27,836,848	21,599,209
Store expenses	20,202,683	16,439,859
Administrative expenses	3,326,028	2,712,670
Pre-opening and relocation expenses	518,986	426,903
	24,047,697	19,579,432
Operating income	3,789,151	2,019,777
Other income (expense):
Dividends and interest income	2,189	1,682
Interest expense	(255,102)	(175,199)
Total other expense	(252,913)	(173,517)
Income before income taxes	3,536,238	1,846,260
Provision for income taxes	(1,314,838)	(586,262)
Net income	2,221,400	1,259,998
Net income attributable to noncontrolling interest	—	(269,686)
Net income attributable to Natural Grocers by Vitamin Cottage, Inc.	$2,221,400	990,312

Net income attributable to Natural Grocers by Vitamin Cottage, Inc. per common share:
Basic	$0.10	0.04
Diluted	$0.10	0.04
Weighted average common shares outstanding:
Basic	22,372,184	22,372,184
Diluted	22,464,229	22,461,405

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

	December 31,	September 30,
	2012	2012
Assets
Current assets:
Cash and cash equivalents	$10,270,427	17,290,948
Short term investments — available-for-sale securities	862,597	777,445
Accounts receivable, net	1,209,110	1,755,142
Accounts receivable — leasehold incentives	891,556	100,274
Merchandise inventory	38,399,972	37,543,861
Prepaid expenses	626,975	596,090
Deferred income tax assets	951,538	842,963
Total current assets	53,212,175	58,906,723

Property and equipment, net	77,925,078	64,602,743
Other assets:
Long-term investments — available-for-sale securities	1,070,854	973,729
Deposits and other assets	199,694	196,365
Goodwill	511,029	511,029
Deferred financing costs, net	50,649	54,643
Other intangibles, net of accumulated amortization of $645,068 and $626,609, respectively	398,005	416,464
Total other assets	2,230,231	2,152,230
Total assets	$133,367,484	125,661,696
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,061,204	26,031,756
Accrued expenses	9,334,457	7,783,430
Notes payable — related party, current portion	218,744	260,187
Capital lease finance obligation, current portion	31,541	11,884
Capital lease obligation, current portion	130,014	—
Total current liabilities	29,775,960	34,087,257
Long-term liabilities:
Capital lease finance obligation, net of current portion	8,540,985	4,168,700
Capital lease finance obligation for assets under construction	2,401,068	1,345,258
Capital lease obligation, net of current portion	4,735,432	—
Deferred income tax liabilities	3,616,478	4,143,351
Deferred rent	3,766,759	3,618,233
Leasehold incentives	5,352,756	5,327,408
Notes payable — related party, net of current portion	—	22,312
Total long-term liabilities	28,413,478	18,625,262
Total liabilities	58,189,438	52,712,519
Stockholders’ equity:
Common stock, $0.001 par value. Authorized 50,000,000 shares, 22,372,184 issued and outstanding at December 31, 2012 and September 30, 2012	22,372	22,372
Additional paid in capital	52,681,695	52,675,925
Accumulated other comprehensive loss	(1,997)	(3,696)
Retained earnings	22,475,976	20,254,576
Total stockholders’ equity	75,178,046	72,949,177
Total liabilities and stockholders’ equity	$133,367,484	125,661,696

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended December 31,
	2012	2011
Operating activities:
Net income	$2,221,400	1,259,998
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,991,687	2,285,021
Gain on disposal of property and equipment	(1,000)	—
Stock-based compensation	17,541	—
Deferred income tax (benefit) expense	(635,448)	475,822
Amortization of deferred financing costs	22,176	12,830
Other amortization	16,959	16,959
Other	789	—
Changes in operating assets and liabilities
Decrease (increase) in:
Accounts receivable, net	546,032	277,010
Accounts receivable—leasehold incentives	(791,282)	508,941
Income tax receivable	—	110,441
Merchandise inventory	(856,111)	(822,894)
Prepaid expenses and other assets	(34,214)	41,379
(Decrease) increase in:
Accounts payable	(3,008,124)	(145,492)
Accrued expenses	1,676,028	53,595
Deferred rent and lease incentives	173,874	261,262
Net cash provided by operating activities	2,340,307	4,334,872
Investing activities:
Acquisition of property and equipment	(8,824,547)	(4,332,843)
Proceeds from sale of property and equipment	1,000	—
Purchase of available-for-sale securities	(181,367)	—
Increase in split-dollar life insurance premiums	—	(1,677)
Net cash used in investing activities	(9,004,914)	(4,334,520)
Financing activities:
Borrowings under credit facility	—	2,553,488
Repayments under credit facility	—	(125,000)
Repayments under notes payable, related party	(63,755)	(137,776)
Capital lease finance obligation payments	(5,785)	—
Equity issuance costs	(268,192)	—
Loan fees paid	(18,182)	(3,209)
Net cash (used in) provided by financing activities	(355,914)	2,287,503
Net (decrease) increase in cash and cash equivalents	(7,020,521)	2,287,855
Cash and cash equivalents, beginning of the period	17,290,948	377,549
Cash and cash equivalents, end of the period	$10,270,427	2,665,404
Supplemental disclosures of cash flow information:
Cash paid for interest, net of capitalized interest of none and $5,800, respectively	$3,482	173,974
Cash paid for interest on capital lease finance obligations	229,101	—
Income taxes paid	101,350	—
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$2,176,161	605,100
Property acquired through capital lease finance obligations	5,453,537	—
Property acquired through capital lease obligations	4,865,446	—

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP Financial Measures
(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company provides information regarding pro forma net income, EBITDA and additional information about its operating results.  These measures are not in accordance with, or an alternative to GAAP. The Company’s management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition management uses these measures for reviewing the financial results of the Company as well as a component of incentive compensation. The Company defines pro forma net income as what net income would have been had it owned 100% of BVC for the periods presented. The Company defines EBITDA as net income attributable to Natural Grocers by Vitamin Cottage, Inc. before interest expense, provision for income tax, net income attributable to the noncontrolling interest and depreciation and amortization.

The following is a tabular presentation of the non-GAAP financial measures, including reconciliation from net income attributable to Natural Grocers by Vitamin Cottage, Inc. to pro forma net income and EBITDA.

Pro Forma Statement of Income Data

In connection with the IPO in July 2012, the Company purchased the 45% noncontrolling interest in BVC, not previously owned by the Company. Prior to the purchase of the noncontrolling interest, the Company held a controlling 55% interest in BVC. As such, the consolidated statement of income includes the revenues and expenses of BVC for the three months ended December 31, 2011 as required by GAAP. 45% of BVC’s net income has previously been reported as net income attributable to noncontrolling interest in the Company’s consolidated statement of income for the three months ended December 31, 2011 in which it did not own 100% of BVC. The pro forma financial data presented below illustrates what net income would have been had the Company owned 100% of BVC for the three months ended December 31, 2011. The Company’s effective tax rate increased as a result of the BVC acquisition, as the income attributable to the noncontrolling interest was nontaxable income prior to the BVC acquisition but is included in taxable income after the acquisition.

The following table reconciles net income attributable to Natural Grocers by Vitamin Cottage, Inc. to pro forma net income for the three months ended December 31, 2011:

Three months ended December 31, 2011
Net income attributable to Natural Grocers by Vitamin Cottage, Inc.	$990,312
Net income attributable to noncontrolling interest	269,686
Net income	1,259,998
Provision for income taxes	586,262
Income before income taxes	1,846,260
Pro forma provision for income taxes	(686,547)
Pro forma net income	$1,159,713
Per Share Data:
Pro forma net income per common share
Basic	$0.05
Diluted	$0.05

EBITDA

EBITDA is not a measure of financial performance under GAAP. The Company believes EBITDA provides additional information about (i) operating performance, because it assists in comparing the operating performance of stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from core operations such as interest expense and income taxes and (ii) the performance and the effectiveness of operational strategies. Additionally, EBITDA is a measure in the Company’s debt covenants under the credit facility, and incentive compensation plans base incentive compensation payments on EBITDA performance. Furthermore, investors use EBITDA as a supplemental measure to evaluate the overall operating performance of companies in the industry. Management believes that investors’ understanding of performance is enhanced by including this non-GAAP financial measure as a reasonable base for comparing ongoing results of operations. Many investors are interested in understanding the performance of the business by comparing the Company’s results from ongoing operations period over period and would ordinarily add back non-cash expenses such as depreciation and amortization as well as items that are not part of normal day-to-day operations of business such as interest expense and income taxes. By providing this non-GAAP financial measure, together with a reconciliation from net income attributable to Natural Grocers by Vitamin Cottage, Inc., the Company believes it is enhancing investors’ understanding of the business and results of operations, as well as assisting investors in evaluating how well the Company is executing strategic initiatives. The Company’s competitors may define EBITDA differently, and as a result, the Company’s measure of EBITDA may not be directly comparable to EBITDA of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in the consolidated financial statements of the Company as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of the business.

The following table reconciles net income attributable to Natural Grocers by Vitamin Cottage, Inc. to EBITDA:

	Three months ended December 31,
	2012	2011
Net income attributable to Natural Grocers by Vitamin Cottage, Inc.	$2,221,400	990,312
Net income attributable to noncontrolling interest	—	269,686
Net income	2,221,400	1,259,998
Interest expense	255,102	175,199
Provision for income taxes	1,314,838	586,262
Depreciation and amortization	2,991,687	2,285,021
EBITDA	$6,783,027	4,306,480